SETTLEMENT AGREEMENT

     This settlement agreement ("Agreement") is entered into this 11th day of February, 2000 among AMTOTE INTERNATIONAL, INC. ("AmTote"), PNGI CHARLES TOWN GAMING LIMITED LIABILITY COMPANY ("PNGI"), and PENN NATIONAL GAMING, INC. ("Penn National").

                                     RECITAL

                  A. AmTote sued PNGI and Penn National in the United States District Court for the Northern District of West Virginia for claims arising out of certain contracts relating to the Charles Town Race Track, ("the Litigation"). Judgment ("Judgment") was awarded in AmTote's favor.

     B. PNGI and Penn National have filed an appeal ("the Appeal") of that Judgment in the United States Court of Appeals for the Fourth Circuit. C. AmTote, PNGI and Penn National have reached an agreement with respect to all of their disputes arising from or relating to the Litigation, the Judgment and Appeal and/or to operations at the Charles Town Race Track.

                  NOW THEREFORE, in consideration of the mutual promises contained herein and other good an valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                  1. Penn National and PNGI shall pay AmTote in full satisfaction of the Judgment the sum of $1,500,000.00 on or before the close of business on February 25, 2000 by wire transfer to such account as shall have been designated by AmTote.

     2. PNGI and Penn National agree to dismiss with prejudice the Appeal, with each party to bear its own costs.

     3. AmTote, on behalf of itself, its predecessors, successors, and assignees has released and discharged and by these presents does hereby remise, release, acquit, quit claim and forever discharge PNGI and Penn National, their predecessors, trustees, directors, officers, agents, representatives, employees, shareholders, attorneys, successors and assigns, as well as their parents, subsidiaries and affiliates of and from any and all claims, demands, causes of action, suits in law or in equity, judgments, obligations, debts, agreements, covenants, liens, damages, expenses, losses and liabilities of whatever kind and nature, whether known or unknown, which AmTote now owns or holds or has at any other time previously owned or held or had which refer, relate or otherwise pertain to the Litigation, the Judgment, the Appeal or to Charles Town Race Track.

                  4. PNGI and Penn National on behalf of their predecessors, trustees, directors, officers, agents, representatives, employees, shareholders, attorneys, successors and assigns, as well as their parents, subsidiaries and affiliates have released and discharged and by these presents does hereby remise, release, acquit, quit claim and forever discharge AmTote, its predecessors, successors, and assignees of and from any and all claims, demands, causes of action, suits in law or in equity, judgments, obligations, debts, agreements, covenants, liens, damages, expenses, losses and liabilities of whatever kind and nature, whether known or unknown, which AmTote now owns or holds or has at any other time previously owned or held or had which refer, relate or otherwise pertain to the Litigation, the Judgment, the Appeal or to Charles Town Race Track.

     5. This Agreement represents a compromise of disputed claims and shall not in any way be considered an admission of liability by any person or entity named or described herein.

6. This Agreement is entered into without reliance upon any statement, representation, promise, inducement or agreement not expressly contained herein, and constitutes the entire agreement between the parties, and supersedes all prior oral or written agreements concerning the settlement of claims among them.

     7. This Agreement shall binding upon and inure to the benefit of the parties, their respective, heirs, beneficiaries, successors and assigns.
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8. This
Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the parties hereto. 9. Each party agrees to execute such further and additional documents, instruments or writings as may be necessary, proper, required, desirable or convenient for the purpose of fully effecting the terms and provisions of this agreement, including but not limited to a paper dismissing with prejudice the Appeal.

     10. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland.

       AMTOTE INTERNATIONAL, INC.

       By: /s/Edmund T. Mudge

             Edmund T. Mudge, IV, President

       PNGI CHARLES TOWN GAMING, LIMITED LIABILITY COMPANY,

       By:  Penn National Gaming of West Virginia, Inc., Managing Member

                By: /s/William J. Bork

                      William J. Bork, Vice President

       PENN NATIONAL GAMING, INC.


       By: /s/William J. Bork

             William J. Bork

            President and Chief Operating Officer

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






THE DOWNS, INC.                             PENNSYLVANIA HARNESS
                                                    HORSEMEN'S ASSOCIATION, INC.



By: __/s/Joseph A. Lashinger Jr.         By: _____________________________
    ---------------------------
       Joseph A. Lashinger, Jr., Esq.                 President


By: _____________________________       By: _____________________________
       Secretary                                       Secretary


(Corporate Seal)                                 (Corporate Seal)




Attest: ___________________________     Attest: ___________________________


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